SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)

                           EVANS, INC.
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                                (Name of Issuer)

                            COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                             299155101
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                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Ace (however, see the Notes.

CUSIP No.                             13G                    Page 2 of 5 Pages

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


    DAVID B. MELTZER, SOCIAL SECURITY NUMBER:  ###-##-####
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
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3.   SEC USE ONLY

   UNITED STATES OF AMERICA
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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 222,880
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 40,050
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               222,880
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   40,050
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      272,930
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
        N/A
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        21%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

      INDIVIDUAL
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page 3 of 5 Pages
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Item 1(a).  Name of Issuer:

    EVANS, INC.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

     36 SOUTH STATE STREET
     CHICAGO, ILLINOIS  60603
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Item 2(a).  Name of Person Filing:

      David B.Meltzer
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

       36 SOUTH STATE STREET
       CHICAGO, ILLINOIS  60603
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Item 2(c).  Citizenship

       UNITED STATES OF AMERICA
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Item 2(d).  Title of Class of Securities:

        COMMON STOCK
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Item 2(e).  CUSIP Number:
                299155101
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Item    3 If this  statement is filed  pursuant to Rules 13d-1 (b), of 13d-2(b),
        Check whether the person filing is a :

                       N/A

(a) [] Broker or Dealer registered under Section 15 of the Act (b) [] Bank as defined in section 3(a) (6) of the Act (c) [] Insurance Company as defined in section 3(a) (19) of the Act (d) [] Investment Company registered under section 8 of the Investment
           Company Act
(e) [] Investment Advisor registered under section 203 of the Investment Advisers Act of 1940
(f) [] Employee Benefit Plan, Pension Fund which is subject to the
           Provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.
(g) [] Parent Holding Company, in accordance with the Rule 13d-1(b) (ii) (G() (Note: see item 7)
(h) [] Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

CUSIP No.                             13G                    Page  4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:             272,930

     (b)  Percent of class:         21%

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote        222,880

          (ii) Shared power to vote or to direct the vote 40,050 (iii) Sole power to dispose or to direct the disposition of
                      222,880

          (iv)  Shared power to dispose or to direct the disposition of

                       40,050
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Item 5.  Ownership of Five Percent or Less of a Class.
             N/A
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
             N/A
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.
             N/A
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Item 8.  Identification and Classification of Members of the Group.
             N/A
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Item 9.  Notice of Dissolution of Group.
             N/A
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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            FEBRUARY 16, 1999
                                        ----------------------------------------
                                                        (Date)


                                         /S/  DAVID B. MELTZER
                                        ----------------------------------------
                                                      (Signature)


                                              DAVID B. MELTZER
                                        ----------------------------------------
                                                      (Name/Title)